EXHIBIT 11
                             HEMACARE CORPORATION

                      BASIC AND DILUTED NET INCOME PER SHARE

                                                        Three Months Ended
						             March 31,
                                                         2000          1999
                                                     ------------  ------------
                      BASIC

Weighted average common shares used to compute
 basic earnings per share.........................   7,489,055      7,281,120
					            ===========	   ===========


        Net income................................  $  325,000     $  243,000
                                                    ===========    ===========

Basic net income per share.......................   $     0.04     $     0.03
                                                    ===========    ===========

                      DILUTED

Weighted average common shares used to compute
 basic earnings per share........................    7,489,055      7,281,120

Dilutive preferred equivalent shares.............      500,000        500,000

Dilutive common equivalent shares attributable to
 stock options (based on average market price)...      820,055          6,365

Dilutive common equivalent shares attributable to
 warrants (based on average market price)........       78,914         10,358
                                                    -----------    -----------
Weighted average common shares and equivalents used
 to compute diluted earnings per share...........    8,888,024      7,797,843
                                                    ===========    ===========
        Net income...............................   $  325,000     $  243,000
                                                    ===========    ===========
Diluted net income per share.....................   $     0.04     $     0.03
                                                    ===========    ===========
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